EXHIBIT 2.2



                        BUY-SELL CONTRACT BY AND BETWEEN
               VITECH AMERICA, INC. AND RECIFE HOLDINGS USA, INC.









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                                BUY-SELL CONTRACT


On this day, the 18th of November, 1997, in Recife and in Ilheus, Brazil, by this instrument, Mr. Robson Medina Catao, Brazilian, married, businessman, holder of Identification Card Number RG 2287108, registered with the CPF under number 358636414-87, residing in this Capital of the State of Pernambuco at Rua Raul Lafayete, 159, apartment 901, Boa Viagem, Recife, Pernambuco; in the quality of SELLER, hereinafter referred to as such;


RECIFE HOLDINGS USA, INC., a company duly constituted under the laws of the State of Nevada, in the United States of America, with headquarters at 1475 Terminal Way, Suite E, Reno, Nevada, USA, in this action represented by Mr. Robson Medina Catao, SELLER, hereinafter referred to as RECTECH;

VITECH AMERICA, INC., a company duly constituted under the laws of the State of Florida in the United States of America, under number P93000045800, with headquarters at 8807 N. W. 23rd Street, Miami, Florida, USA, in this action represented by Mr. GEORGES ST. LAURENT III, American, single, business administrator, holder of passport number 044.215.108 - USA, holder of Permanent Residency Registration for Foreigners, conferred on December 4, 1995, according to copy of DOU attached and registered with the CPF under number 051.541.497-26, residing in the city of Ilheus, State of Bahia, Rua E, no number, Quadra Industrial Q, Lote 5/6;, hereafter VITECH or, in the quality of PURCHASER, hereinafter designated as such and interchangeable; and


CONSIDERING that:


The SELLER is owner, free and unencumbered of any obligations, debts or burdens of any kind, of 25,000 (twenty-five thousand) shares of RECTECH ("SHARES"), representing 100% of the outstanding shares of this company, and in this quality they fully exercise the stock control of RECTECH, without any restrictions;


RECTECH is a holding company whose sole purpose is to be the title holder of 99% of all voting and outstanding capital of Rectech - Recife Tecnologia Ltda. the COMPANY;




The three parties have, between themselves, agreed and contracted to the following:


FIRST CLAUSE - By this instrument, in the best legal form, the SELLER shall yield and transfer to the PURCHASER the total of 61.616%, 15,404 (Fifteen Thousand Four Hundred and Four), of the SHARES owned by the SELLER for the price of US$ 2,750,000.00 (Two Million Seven Hundred and Fifty Thousand U.S. Dollars).


FIRST PARAGRAPH - The SELLER assumes the irrevocable obligation, in this action, of transferring the Shares of RECTECH to PURCHASER as well as execute all the actions necessary or convenient for the materialization of the sale of the SHARES of the SELLER, under the penalty of being responsible for all

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the damages suffered by the PURCHASER, beyond the fine determined in the ninth clause of this contract.

SECOND PARAGRAPH - In the event of the occurrence of any fact which would prevent the SELLER to effect the transfer of the SHARES of the SELLER on the DATE OF CLOSING, they will be granted a time limit of 30 (thirty) days to realize the transfer, with this supplementary time limit not being considered a contractual infraction. If this extension time is passed without the transfer of the SHARES of the SELLER being made, the SELLER is in default, being subject to the penalties foreseen in this contract.

THIRD PARAGRAPH - The parties expressly agree to give this contract the legal format and necessary effects to realize the transfer of the SHARES of the SELLER, independent of any new consent of the parties, with the recognition of the rights of the party who does not have its obligations executed to demand them under the terms of this contract and of the Law.


SECOND CLAUSE - The payment of the total price of US$ 2,750,000.00 (Two Million Seven Hundred and Fifty Thousand U.S. Dollars) should be made in the following manner:

(a) US$ 2,000,000 (Two Million U.S. Dollars and No Cents) sent by wire transfer to the bank accounts indicated by SELLER, duly received and acknowledge by SELLER by the attached Confirmation of Receipt of Wire;

(b) the delivery of the equivalent of U$750,000 (Seven Hundred and Fifty Thousand U.S. Dollars) of common shares ("Common Stock") of VITECH based on closing price of common shares of VITECH on Friday, November 14, 1997 of US17.875 per share, or 41,958 shares to the SELLER.


FIRST PARAGRAPH - Considering eventual difficulties with the transfer of funds and resources the PURCHASER will not be considered in violation if the payment should occur by the fifth working day after the due date of the payment or transfer.

SECOND PARAGRAPH - In the event that a delay should occur in the payments beyond those dates established in the second paragraph above, the PURCHASER will be required to pay penalty interest of 1% (one percent) per month with the SELLER having the option to adopt all the legal measures necessary to ensure the receipt of their credit.

THIRD PARAGRAPH - PURCHASER shall have the first right of refusal to purchase the common shares of VITECH mentioned in letter (b) above, upon the release specified in the Fourth Paragraph below of the SELLER to sell the common shares of VITECH closing market price on the preceding trading day prior to sale of securities. SELLER agrees to give two weeks written notice to PURCHASER prior to intended sale.

FOURTH PARAGRAPH - The PURCHASER guarantees that the shares referred to in letter "b" of this contract are completely free and clear of any options, agreements, obligations, requirements, debts, obligations, bonds, pledges, burdens, rights of preference for acquisition and for subscription or other burdens of any nature, with the SELLER being able to sell or negotiate them only after effective date of registration of a Form S-3 with the Securities Exchange Commission, which the PURCHASER will endeavor to complete within 90 days of DATE OF CLOSING, but not before November 18, 1997 and with the following limits of the sale of share equivalents: one (1) lot of U$750,000.00 beginning three (3) years after DATE OF CLOSING or, earlier, at the full and sole discretion of PURCHASER.

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THIRD CLAUSE - The SELLER, in the quality of title holders of the SHARES, give the following guarantees and statements to the PURCHASER, which they affirm to be true and correct, taking responsibility for all eventual damages and other contingencies of the Law due to the untruth of any of these.


I - RELATIVE TO RECTECH:


         /bullet/ CAPACITY. The SELLER has the full capacity and powers to execute and comply with this Contract, being obligated under the terms herein agreed.

         /bullet/ ARTICLES OF INCORPORATION. The Articles of Incorporation of
                  RECTECH, which becomes part of this present instrument as "ANNEX A", is true, current and correct.

         /bullet/ ACTIVITIES. RECTECH was constituted with the specific objective of participating in other COMPANY, and, in this condition, became the title holder of the control of certain assets, including shares in duly organized Brazilian entities, herein after referred to as the COMPANY, and not having any other activity.

         /bullet/ CONTINGENCIES. RECTECH does not have any debts, burdens, contingencies or responsibilities of any nature other than those disclosed to the PURCHASER.

II- RELATIVE TO THE COMPANY:

         /bullet/ COMPANY' SITUATION. The COMPANY are duly constituted according to Brazilian law with powers to conduct its business as it is currently being conducted.

         /bullet/ SOCIAL STATUTES. The social statutes of the COMPANY, which integrates this present instrument as "ANNEX D", is true, current and correct.

         /bullet/ PROPERTY OF SHARES AND OWNERSHIP OF THE COMPANY. RECTECH is the legitimate owner of the shares or ownership in the COMPANY, having good and negotiable title over them. The SELLER declares and guarantees that, after the transference of the SHARES of the SELLER to PURCHASER, they shall be, through RECTECH, title holders of 61% (sixty one percent) , 61,000 shares of 100,000 total shares of the voting social capital of RECTECH Ltda.

         /bullet/ SITUATION OF COMPANY SHARES. All the shares of the COMPANY, entitled by RECTECH and/or by the SELLER, are completely free and clear of any options, agreements, obligations, requirements, debts, obligations, bonds, pledges, burdens, rights of preference for acquisition and for subscription or other burdens of any nature.

         /bullet/ OUTSTANDING SHARES. With the exception of the shares and ownership stipulated above there are no other shares or ownership instruments of the COMPANY issued and/or in circulation.


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         /bullet/ COMPANY DELIBERATIONS. To the knowledge of the SELLER and
                  RECTECH, neither the shareholders nor the administrative departments of the COMPANY have approved any deliberation, which has not been proper and usual during the normal course of business of COMPANY.

         /bullet/ EXECUTION OF SOCIAL BUSINESS. Since the constitution of the
                  COMPANY, the social business of this company has been conducted regularly, in all relevant aspects, according to applicable Brazilian laws and regulations, without there being any order, decree or judgement proffered by the Brazilian courts or any governmental agency which, to the knowledge of the SELLER and RECTECH, may affect the property or social business of the COMPANY.

         /bullet/ PERMITS. The COMPANY have all the permits, authorizations and franchises required by the federal, state and municipal government authorities in order to conduct its social business, as they are currently being conducted. Also, The COMPANY observe and comply with all the licenses, standards, rules and regulations of the government, including those relative to zoning, basic sanitation, health, safety and environmental protection, sanitary vigilance, labor and welfare regulations applicable to its activity.

         /bullet/ CONSUMER DEFENSE. The COMPANY have complied with all the requirements of the consumer defense law applicable to its products.

         /bullet/ LITIGATION. With the exception of those listed in "ANNEX F" - which annex is subdivided into the following matters (i) civil and commercial; (ii) labor; (iii) tributary; (iv) welfare; and
                  (v) arbitral - there are no arbitral actions, processes or procedures involving the COMPANY, to the knowledge of the SELLER and RECTECH.

         /bullet/ ADMINISTRATIVE PROCESSES. Other than those mentioned in "ANNEX
                  F", there are no administrative processes, demands or tax audits existing involving the COMPANY or any of its property.

         /bullet/ INSOLVENCY. (i) no order has been given or petition presented relative to the dissolution of the COMPANY; (ii) the COMPANY have not requested bankruptcy or composition of creditors;
                  (iii) the SELLER and RECTECH have no knowledge of any creditors of the COMPANY having protested any bond taken out against it or requested their bankruptcy; and (iv) the SELLER, RECTECH and the COMPANY have not concluded or proposed any agreement or composition with their creditors or any class of creditors.

         /bullet/ BOOKS AND REGISTERS. To the best knowledge of the SELLER and RECTECH, the COMPANY accounts, books, daily ledgers, financial registers and others: (i) were completely, properly and faithfully updated, they are in the possession of the COMPANY and contain the true and faithful register of all the matters which the law required be registered into them; (ii) they do not contain or reflect any inaccuracies or discrepancies; and
                  (iii) they have not been an object of any notification or allegation in the sense that the registers are incorrect or that they should be corrected.

         /bullet/ FINANCIAL STATEMENTS. The financial statements of the COMPANY, a copy of which are attached to this contract as "ANNEX G", adequately reflect, and in a manner corresponding to the immediately preceding period, the assets, liabilities, net property, net income and revenues on the respective date and relative to the

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                  period specified, according to the generally accepted
                  accounting principles in Brazil, not having been qualified, in any manner, in the auditors report.


         /bullet/ ACCOUNTS. The COMPANY's accounts are prepared according to the COMPANY's ACCOUNTING STANDARDS, a copy of which is included in this contract as "ANNEX H", adequately reflect, and in a manner corresponding to the immediately preceding period, the assets, liabilities, net property, net income and revenues on the respective date and relative to the period specified, according to the COMPANY ACCOUNTING STANDARDS.

         /bullet/ INVENTORY EVALUATION AND ACCOUNTING POLICY. For the purpose of the "Financial Statements" the inventory and business under development of COMPANY were evaluated according to the generally accepted accounting principles of Brazil and in a manner corresponding, in all relevant aspects, to the principles adopted for the purpose of accounting audits of the COMPANY. Also, the financial statements translated to English with regards to stock inventory and business under development for COMPANY are also in accordance with the US GAAP.


         /bullet/ DECLARATIONS. The COMPANY presented all the declarations, reports, minutes of shareholder meetings, deliberations and other documents which, under the terms of the applicable legislation, should be delivered to the Brazilian authorities under their name, and at the time of their presentation, these documents were true and correct.


         /bullet/ BUSINESS AFTER THE DATE OF THE "FINANCIAL STATEMENTS".

                  (i) The COMPANY conducted business normally, not having executed any operation, assumed any responsibility or effected any payment outside of the normal course of business and without any significant interruption or alteration in the nature, scope or manner of its activities and expects sales and sales originations for the year of 1997 to reach approximately R$18,000,000.00 in gross sales with profits of approximately R$700,000.00;

                  (ii) the COMPANY has paid creditors within the terms agreed with those creditors;

                  (iii) there was no significant change on the inventory of COMPANY, being a minimum of approximately R$1,000,000.00; and

                  (iv) the COMPANY did not execute or agree to execute any obligations of a value superior to those ordinarily executed during the normal course of its activities during 1996.

         /bullet/ COMMERCIAL NAMES. The COMPANY does not trade its products under any other name, other than those stated in "ANNEX I" of this instrument.

         /bullet/ FIXED ASSETS. The COMPANY are the legitimate owner and title holder of all the fixed assets reflected in its "Financial Statement", all of which are free and clear of any mortgages, obligations, debts, doubts, bonds, right of retention, pledges, fiduciary

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                  alienation, responsibility and/or burdens o any nature with a minimum value of R$250,000.00.

         /bullet/ TITLE OF REAL ESTATE. The COMPANY do not have any real estate.

         /bullet/ ACCOUNTS RECEIVABLE. The Accounts Receivable of the COMPANY are reflected in its "Financial Statements", to which are added all those originating from the social business of the COMPANY according to the generally accepted accounting principles in Brazil, which should equal any payables of the COMPANY.

         /bullet/ RIGHTS OF INTELLECTUAL PROPERTY. The COMPANY are the titleholder of the rights of intellectual property contained in "ANNEX J" of this instrument, to the extent that such rights are passable for registration. To the knowledge of the SELLER and RECTECH:

                  (i) no person has been authorized to make use, of whatever kind, of any rights of intellectual property entitled by the COMPANY and by RECTECH;

                  (ii) none of the processes or products of the COMPANY infringes on the rights of third parties with reference to intellectual property or involves the use of non authorized or secret information disclosed to the COMPANY by any third parties, under circumstances which would cause demands against the COMPANY by these third parties;

                  (iii) the rights of intellectual property contained in ANNEX J are not the object of use, demand, opposition or discussion by third parties;

                  (iv) there is no violation, by third parties, the right of intellectual property listed in ANNEX J; and

                  (v) all the fees and acts which refer to the necessary requests for registration or renewal of the rights of intellectual property, listed in ANNEX J, have been paid and practiced up to the present date.

         /bullet/ INSTALLATIONS. The warehouse, office, machinery, computer system, vehicles and other equipment used during the course of business of the COMPANY are in satisfactory useful and working conditions.

         /bullet/ SIGNIFICANT CONTRACTS. The COMPANY, to the knowledge of the SELLER and RECTECH, are not a part of and is not subject to any contracts which:

                  (i) cannot be serviced or complied with in a timely manner and without undue or unusual expense; and

                  (ii) are in any way outside of the normal course of its business.

         /bullet/ POWERS OF ATTORNEY. All powers of attorney currently in effect executed by the COMPANY, granting powers to effect transactions on bank accounts and/or assume obligations of any nature in the name of the company, are listed in "ANNEX K" of this contract, with a copy of each power of attorney contained in the annex.

         /bullet/ DEBTS. The COMPANY have not incurred any debts other than those indicated in the

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                  "Financial Statements" or debts which have not arisen during the normal course of its business, which should be equal to or less than the total of the Net Accounts Receivable.

         /bullet/ BANK ACCOUNTS. All the bank accounts maintained in the name of the COMPANY are listed in "ANNEX L" of this contract.

         /bullet/ LIST OF EMPLOYEES IN MANAGEMENT POSITIONS. "ANNEX M" of this instrument contains a list of all the employees currently employed by the COMPANY who occupy positions of supervisors, management and their superiors, with their respective salaries and other benefits granted to them.


III - RELATIVE TO COMPANY AND RECTECH:

Beyond all the declarations and guarantees given above, the SELLER declare and guarantee that the direct or indirect acquisition by the PURCHASER of the SHARES, or the compliance with this contract:

         (i) will not cause to RECTECH and/or the ASSETS the loss of any rights which they currently enjoy;

         (ii) will not relieve third parties of any obligations to the ASSETS and/or to RECTECH or will permit that third parties complete such obligations, limiting or restricting in any way the rights and/or benefits enjoyed by ASSETS and RECTECH;

         (iii) will not result in any current debt of COMPANY and/or RECTECH to become due or payable prior to the foreseen due date; and

         (iv) will not create for the PURCHASER any restriction, limitation or loss of right over the SHARES of the SELLER.


FIRST PARAGRAPH - Eventual errors or omissions of a tributary or accounting nature contained in the financial statements of RECTECH and/or the COMPANY, as long as they are correctable without any obligations to the PURCHASER by the SELLER, and as long as they do not cause any damages or cause difficulty in the regular functioning of the social business of COMPANY and RECTECH, will not constitute sufficient cause to make incorrect or false the declarations of the SELLER under the terms of this contract.



FOURTH CLAUSE - The SELLER is personally responsible for any and all liabilities not declared by the COMPANY and RECTECH, which were not included in the financial statements of these COMPANY (ANNEXES B and G), whatever the origin of this obligation or its total, converted by the same criteria established in the first clause of this contract. The SELLER will continue to be obligated for the liabilities not declared for the period of 5 (five) years as of the DATE OF CLOSING, with the exception of the obligations of a tributary nature, for which they will continue to be obligated for a period of 10 (ten) years as of the DATE OF CLOSING.

Taking into account the obligation assumed in the clause above, in the event of the PURCHASER, COMPANY or RECTECH being demanded for any undeclared liability, the PURCHASER will assume the obligation of communicating such a fact to any of the SELLER, who will act as a representative for

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the others, so that they will adopt the measures which they understand are necessary, under the penalty of making insubstantial that obligation to reimburse.

FIFTH CLAUSE - The parties agree to previously and mutually consult with each other before issuing any "press release" for disclosure to the press or make any public declaration pertaining to this contract or to the operations contemplated herein, and without this prior consultation no "press release" will be issued for disclosure to the press nor will they make any public declaration, unless required by applicable law, by the regulations of the stock exchange in which the parties' shares are negotiated.

Subject to that contained above, the parties obligate themselves to not disclose and maintain secrecy about the any and all information, documents and data which are given to them of a confidential nature, or any information regarding this transaction or other transactions among the parties.

SIXTH CLAUSE - Once the transfer of the SHARES of the SELLER is effected, the PURCHASER is required to nominate the new administration for COMPANY and for RECTECH.


SEVENTH CLAUSE - The SELLER is obligated, within the time of 3 (three) years as of the DATE OF CLOSING, to not participate, directly or indirectly, as an individual contractor or together with others, as stockholder or shareholder of any company, or another form or commercial association, in a business which competes, directly or indirectly, with the business currently being executed by COMPANY or PURCHASER in Brazil or Mercosul, with the exception of the right of the SELLER to participate as stockholders or shareholders of the PURCHASER or any other company controlled by them in Brazil or Mercosul.


EIGHTH CLAUSE - The PURCHASER will maintain for SELLER the U$750,000 worth of common shares of VITECH based upon the original market price at DATE OF CLOSING referred to in letter "b" of the second clause of this contract, for a period of 36 (thirty six) months counting from the DATE OF CLOSING in order to guarantee the compliance with any of SELLER's obligations originating from this instrument or other debts owed to the PURCHASER by SELLER which arise form this instrument or other obligations of SELLER to the PURCHASER which may be released at the sole discretion of the PURCHASER.

NINTH CLAUSE - The non-compliance with any obligation assumed with this instrument will obligate the non-compliant party to pay to the other party the amount in Reais equivalent to US$ 50,000.00 (Fifty Thousand U. S. Dollars), converted by the quote of the commercial dollar on the date of the payment.

FIRST PARAGRAPH - It is hereby established that the SELLER jointly assume the obligation of paying the amount of the penalty to the PURCHASER in the event that one or more of them do not comply with their obligations of this contract. In the same manner, the PURCHASER is obligated to pay the penalty to any one of the SELLER, at one single time, in the event that they do not comply with their obligations of this contract, and that person who receives the payment has the obligation to divide it with the others.

SECOND PARAGRAPH - The parties expressly recognize that the amount of the penalty does not include eventual non-declared liabilities, according to what is established in the fourth clause of this contract, for which the SELLER will continue to be responsible until its complete liquidation, and also does not prevent that the party who was wronged, upon presentation of proof, has the right to receive all the damages (damages which arise and loss of profit), WHICH ORIGINATE FROM THE CONTRACTUAL NON-COMPLIANCE OF THE OTHER PARTY, RESPECTING THE LIMIT ESTABLISHED IN THE FOURTH CLAUSE OF THIS CONTRACT.

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TENTH CLAUSE - All correspondence referred to in this instrument will be made via facsimile or letter with proof of receipt addressed to:

SELLER: Mr. Robson Medina Catao
Rua Raul Lafayette, 159
Apartment 901
Boa Viagem - Recife - Pernambuco
Fax:  55 (81) 465-6899

PURCHASER: Mr. Georges St, Laurent III
Rua E, s/n, Quadra Industrial Q, Lotes 5/06
CEP 45650-000, Ilheus, Bahia, Brasil
Fax: 55 (73) 234-3090


FIRST PARAGRAPH - The correspondence will be considered as received with the proof of the fax transmission or proof of receipt.


ELEVENTH CLAUSE - In the event that there should occur any fact which might prevent the execution of the transfer of the SHARES of the SELLER to the PURCHASER, the SELLER is obligated to communicate this fact, within 30 (thirty) days as of the DATE OF CLOSING, to the SELLER, indicating, in writing, to what entity, person or business, the SHARES of the SELLER should be transferred, which the SELLER expressly agree to effect such transfer immediately giving the PURCHASER any rights or powers as necessary by Power of Attorney expressly for the purpose of effecting such transfer.


THIRTEENTH CLAUSE - The present instrument is signed and is irrevocable and binding to the parties, their heirs and successors.


FOURTEENTH CLAUSE - Any dispute, controversy or demand arising from this contract will be resolved by a Arbitration Court, in the City of Sao Paulo, which should follow the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("Rules of Conciliation and Arbitration of the International Chamber of Commerce - ICC").

FIRST PARAGRAPH - The decision of the Arbitration Court, under the terms of this clause, will be definite and will binding to the parties independent of any other provision other than the formal communication to the parties via registered correspondence with return receipt, to the addresses listed in the eleventh clause of this contract.

SECOND PARAGRAPH - The Arbitration Court will be composed of three Arbitrators, with two of them being nominated one by each party and the third chosen by mutual agreement by the two arbitrators nominated by the parties, this last one being the president. In the event that the arbitrators nominated by the parties cannot reach a consensus for the nomination of the president, one shall be indicated by the International Chamber of Commerce.

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THIRD PARAGRAPH - United States Law and Uniform Commercial Code will be applicable to the Arbitration Court. With regards to the procedure, the Rules of Conciliation and Arbitration of the International Chamber of Commerce will be followed, with the modification eventually consisting of this contract.


FOURTH PARAGRAPH - The party who loses the dispute will be responsible for the expenses of the arbitration process which include the legal fees the sponsors of the parties.


FIFTEENTH CLAUSE - The present Contract constitutes one single agreement between the SELLER, the PURCHASER with regards to the sale and purchase of the SHARES of the SELLER, and supersedes prior agreements and understandings, oral or written, with regards to the object of this contract.

FIRST PARAGRAPH - The voiding of any clause or disposition of this contract will not imply in the voiding of the other terms and conditions, which will continue to be in full effect, obligating the parties.

SECOND PARAGRAPH - Any addendum or contractual addition will only be considered valid if signed by all parties.


SIXTEENTH CLAUSE - In the event that there is the need to submit any pending matters or litigation originating from this Contract to the appreciation of the Judicial Power, respecting the dispositions in the fourteenth clause above, the parties shall use the courts in the State of Florida.


And, thus having agreed and contracted, the present instrument is signed in two
(two) copies of equal content and form, in the presence of the witnesses nominated below.


Recife and Ilheus, Brazil, November 18, 1997


VITECH AMERICA, INC.





By: /s/ GEORGES C. ST. LAURENT III
    ---------------------------------------
       Georges C. St. Laurent, III
       Chairman and Chief Executive Officer


RECIFE HOLDINGS USA, INC.




By: /s/ ROBSON MEDINA CATAO
    ---------------------------------------
       Robson Medina Catao
       President and Shareholder




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                               PURCHASE AGREEMENT


This Purchase Agreement is made and entered into this 18th day of November, 1997, by and between Vitech America, Inc. ("Vitech"), a Florida Corporation with its principal offices located at 8807 Northwest 23rd Street, Miami, Florida 33172, and RECIFE HOLDINGS USA, INC. ("RECTECH"), a Nevada Corporation with its principal offices located at 1475 Terminal Way, Suite E, Reno, Nevada 89502.

Recitals:

1. RECTECH with the consent of its shareholders agrees to transfer 61.616% of its capital stock, 15,404 shares, to Vitech to become a majority owned subsidiary of Vitech.




VITECH AMERICA, INC.





By: /s/ GEORGES C. ST. LAURENT III
    ---------------------------------------
       Georges C. St. Laurent, III
       President and Chief Executive Officer



RECIFE HOLDINGS USA, INC.




By: /s/ ROBSON MEDINA CATAO
    ---------------------------------------
       Robson Medina Catao
       President and Shareholder




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                        CONFIRMATION OF RECEIPT OF WIRES

I, Robson Medina Catao, hereby acknowledge a receipt of wires totaling US$ 2,000,000.00 (Two Million U.S. Dollars and No Cents) sent by wire transfer to the bank accounts indicated by me.



/s/ ROBSON MEDINA CATAO
---------------------------
Robson Medina Catao

November 18, 1997









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